Exhibit 77(i)

Term of New or Amended Securities

At the February 6, 2009 Board Meeting, the Board of Directors of IVPI approved the creation of ING Russell™ Large Cap Growth Index Portfolio, ING Russell™ Large Cap Value Index Portfolio, ING Russell™ Mid Cap Growth Index Portfolio, and ING Hang Seng Index Portfolio and approved the filing with the U.S. Securities and Exchange Commission of a post-effective amendment to IVPI’s registration statement registering shares of the Portfolios. At the March 19, 2009 Board Meeting, the Board approved the requisite plans, agreements, and other routine matters with respect to the establishment the Portfolios.

At the March 19, 2009 Board Meeting, the Board of Directors of IVPI approved the creation of ING Japan Equity Index, ING FTSE 100 Index Portfolio, ING Nasdaq 100 Index Portfolio, ING Dow Jones Euro STOXX 50® Index Portfolio and ING Russell 2000 Value Index Portfolio and approved the filing with the U.S. Securities and Exchange Commission of a post-effective amendment to IVPI’s registration statement registering shares of the Portfolios. At the June 3, 2009 meeting the Board approved the plans, agreements, and other routine matters with respect to the establishment of Portfolios with the exception of the ING Russell 2000 Value Index Portfolio.

At the May 6, 2009 Board Meeting, the Board of Directors of IVPI approved the creation of ING Russell Small Cap Growth Index Portfolio, ING Russell Mid Cap Value Index Portfolio and ING U.S. Corporate Investment Grade Bond Index Portfolio and approved the filing with the SEC of a post-effective amendment to IVPI’s registration statement registering shares of the Portfolios.

At the June 3, 2009 Board Meeting, the Board of Directors of IVPI rescinded the approval and dissolution of ING Morningstar U.S. Growth Index Portfolio.